Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

of BioHitech America, LLC

We have audited the accompanying balance sheets of BioHitech America, LLC (the “Company”) as of December 31, 2014 and 2013, and the related statements of operations, changes in members’ deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BioHitech America, LLC, as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2 of the financial statements, the Company has incurred a substantial loss from operations and had negative cash flow from operations for the year ended December 31, 2014. Notwithstanding the foregoing, the Company has minimal availability for additional borrowings from its existing credit facilities, which could result in the Company not having sufficient liquidity or minimum cash levels to operate its business. These conditions among others raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Marcum llp

Marcum llp

Melville, NY

October 5, 2015

2

BioHitech America, LLC

Balance Sheets

	December, 31
	2014	2013
Assets
Current Assets:
Cash	$40,207	$294,093
Accounts receivable, net	118,706	174,916
Inventory	192,333	323,980
Advances to vendor	44,700	118,350
Prepaid expenses and other current assets	47,117	11,138
Total Current Assets	443,063	922,477

Property and equipment, net	896,928	767,228
Intangible assets, net	548,391	662,350
Goodwill	30,550	30,550
Other assets	24,017	18,666

Total Assets	$1,942,949	$2,401,271

Liabilities and Members' Deficiency
Current Liabilities:
Line of credit	$2,455,713	$2,423,409
Accounts payable	269,080	132,333
Accrued interest payable	93,270	-
Accrued expenses	55,061	85,352
Warrant liability	140,821	13,991
Deferred revenue	81,968	8,275
Advance from related party	50,000	-
Customer deposits	34,446	31,710
Long-term debt, current portion	3,186	17,502
Total Current Liabilities	3,183,545	2,712,572

Promissory note - related party	1,000,000	-
Convertible promissory notes - related parties	900,000	-
Long-term debt, net of current portion	7,169	10,342
Total Liabilities	5,090,714	2,722,914

Commitments and Contingencies

Members' Deficiency	(3,147,765)	(321,643)

Total Liabilities and Members' Deficiency	$1,942,949	$2,401,271

See accompanying notes to financial statements.

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BioHitech America, LLC

Statements of Operations

Years Ended December 31, 2014 and 2013

	Years Ended December 31,
	2014	2013
Revenue:
Product sales	$632,385	$2,616,453
Rental income	371,052	327,407
Installation and maintenance	167,884	292,907
Spare parts	98,336	66,359
Other revenue	209,580	140,362
Total revenue	1,479,237	3,443,488

Cost of revenue	1,327,899	2,328,088

Gross profit	151,338	1,115,400

Operating expenses:
Selling, general and administrative	3,367,004	1,777,561
Depreciation and amortization	159,290	118,002
Total operating expenses	3,526,294	1,895,563

Loss from operations	(3,374,956)	(780,163)

Other (expense) income
Interest income	1,194	816
Interest expense	(175,565)	(122,767)
Change in fair value of warrant liability	(126,830)	191
Other expense	(22,565)	(2,459)
Total other expense	(323,766)	(124,219)

Net loss	$(3,698,722)	$(904,382)

Unaudited Pro Forma Income Tax Computation for Assumed Conversion to a Corporation:
Historical net loss	$(3,698,722)	$(904,382)
Pro forma income tax provision	-	-
Pro forma net loss	$(3,698,722)	$(904,382)

See accompanying notes to financial statements.

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BioHitech America, LLC

Statements of Changes in Members’ Deficiency

Years Ended December 31, 2014 and 2013

	Class A Common Interests	Class B Common Interests	Stock Subscriptions Receivable	Accumulated Deficit	Total Members' Deficiency
Balance at January 1, 2013	$3,202,000	$-	$-	$(4,722,224)	$(1,520,224)

Issuance of Class B common interests, net of investment costs of $322,273	94,194	2,179,090	(500,000)	-	1,773,284

Issuance of Class A Common Interest in connection with acquisition	188,388	-	-	-	188,388

Issuance of Class A Common Interest in connection with employment agreement	141,291	-	-	-	141,291

Net loss	-	-	-	(904,382)	(904,382)

Balance at December 31, 2013	3,625,873	2,179,090	(500,000)	(5,626,606)	(321,643)

Collection of stock subscriptions receivable	-	-	500,000	-	500,000

Issuance of Class A Common Interests in connection with investment banking advisory agreement	372,600	-	-	-	372,600

Net loss	-	-	-	(3,698,722)	(3,698,722)

Balance at December 31, 2014	$3,998,473	$2,179,090	$-	$(9,325,328)	$(3,147,765)

See accompanying notes to financial statements.

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BioHitech America, LLC

Statements of Cash Flows

	Years Ended December 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(3,698,722)	$(904,382)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	345,868	266,160
Stock-based compensation expense	-	141,291
Investment banking advisory fees	372,600	94,194
Change in fair value of warrant liability	126,830	(191)
Provision for bad debts	64,179	18,874
Changes in operating assets and liabilities:
Accounts receivable	(7,969)	939,970
Inventory	(167,201)	381,205
Advances to vendors	73,650	344,250
Prepaid expenses and other current assets	(35,979)	(6,500)
Other assets	(5,351)	(5,537)
Accounts payable	136,747	(752,377)
Accrued interest payable	93,270	-
Accrued expenses	(30,291)	(44,646)
Deferred revenue	73,693	(978,225)
Customer deposits	2,736	(29,750)
Net cash used in operating activities	(2,655,940)	(535,664)

Cash flows from investing activities:
Purchases of property and equipment	(35,100)	(53,043)
Capitalization of website development costs	(27,661)	-
Net cash used in investing activities	(62,761)	(53,043)

Cash flows from financing activities:
Proceeds from (repayments of) note payable - bank	32,304	(76,591)
Proceeds from convertible promissory notes - related parties	900,000	-
Proceeds from promissory note - related party	1,000,000	-
Advance from related party	192,000	-
Proceeds from issuance of Class B Common Interests	500,000	2,001,363
Repayment of advance from related parties	(142,000)	(511,563)
Repayment of long-term debt	(17,489)	(47,897)
Direct offering costs paid	-	(308,091)
Repayment of members' loans	-	(188,850)
Net cash provided by financing activities	2,464,815	868,371

Net (decrease) increase in cash	(253,886)	279,664
Cash - beginning of year	294,093	14,429

Cash - end of year	$40,207	$294,093

Supplementary cash flow information:
Cash paid during the year for:
Interest	$82,295	$122,767
Taxes	$-	$-

Supplementary Disclosure of Non-Cash Investing and Financing Activities:
Class A Common Interests issued in connection with acquisition	$-	$188,388
Sale of Class B Common Interests for subscription receivable	$-	$500,000
Warrants to be issued in connection with advisory services	$-	$14,182
Transfer of inventory to leased equipment	$298,848	$146,800

See accompanying notes to financial statements.

6

BioHitech America, LLC

Notes to Financial Statements

December 31, 2014 and 2013

Note 1 – Nature of Business

BioHitech America, LLC (the “Company”) was formed as a limited liability company (“LLC”) on April 1, 2007. The Company offers its customers a cost-effective and technologically innovative solution for organic waste disposal. The approach reduces the generation of waste as well as reduces costs and increases recycling rates. The Company’s EcoSafe Digester is an on-site aerobic digester that eliminates food waste by converting it into nutrient-neutral water or “grey water” and transporting it through standard sewer lines, thus eliminating the need for waste haulers and additional storage space.

The Company also offers its BioHitech Cloud, a technology platform that measures key metrics and offers businesses the data needed to optimize the food waste disposal process and identify the way to prevent it altogether

Note 2 – Basis of Presentation and Going Concern

For the year ended December 31, 2014, the Company had a net loss of $3,698,722, incurred a loss from operations of $3,374,956 and used net cash in operating activities of $2,655,940. At December 31, 2014, members’ deficit amounted to $3,147,765 and the Company had a working capital deficit of $2,740,482. The Company does not yet have a history of financial stability. Historically, the principal source of liquidity has been the issuance of debt and equity securities. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern. The ability of the Company to continue as a going concern is dependent on management's plans, which include further implementation of its business plan and continuing to raise funds through debt and/or equity raises.

On August 6, 2015, the Company completed a share exchange transaction in which it became the accounting acquirer of a publicly traded company. The merger will be accounted for as a reverse business combination and recapitalization of the Company. Simultaneously with the closing of the merger, the Company plans to have a private placement of its shares of common stock (see Note 16).

Note 3 – Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from our estimates.

Significant estimates underlying the financial statements include the fair value of acquired assets and liabilities associated with acquisitions; assessment of goodwill, other intangible assets and long-lived assets for impairment; allowances for doubtful accounts and assumptions related to the valuation of the Company’s membership interests.

Revenue Recognition

The Company generates revenue from the sales of its EcoSafe Digester units to large-chain restaurants, hospitals, grocery stores, schools, federal prisons, resellers with government contracts and hotels. The Company also generates revenue from: (a) rental income on leased units, (b) installation and maintenance, (c) sales of spare parts and (d) its BioHitech cloud technology platform.

The Company generates revenue from multiple-element arrangements, which typically include product sales and installation services. The Company records revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the fee is fixed or determinable, and (iv) collectability of the sale is reasonably assured. The Company’s arrangements do not contain general rights of return.

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BioHitech America, LLC

Notes to Financial Statements

December 31, 2014 and 2013

The Company follows accounting guidance for revenue recognition of multiple-element arrangements to determine whether such arrangements contain more than one unit of accounting. Multiple-element arrangements require the delivery or performance of multiple products, services and/or rights to use assets. To qualify as a separate unit of accounting, the delivered item must have value to the customer on a standalone basis and revenue is allocated to each deliverable in the arrangement based on the relative fair value of the respective deliverable. The Company’s product sales and installation services have standalone value as these products and services are sold separately by the Company, and the Company has established “vendor specific objective evidence” (“VSOE”) of fair value for determining the fair value of each element.

The Company recognizes revenue “FOB destination.” Delivery to the customer is deemed to have occurred when the customer takes title to the product. Generally, title passes to the customer upon delivery to the customer’s site. Payment terms generally require a deposit once an order is placed with the balance due upon delivery of the product to the customer.

Installation revenue is recognized once the digester unit has been installed and accepted by the customer. Maintenance fees are recognized ratably over the period of the service agreement, which is generally twelve months. Revenue from the sale of spare parts is recognized when the spare parts are shipped, which is when title passes to customer. Revenue earned from renting digester units to customers is recognized on a monthly basis over the term of the lease. Revenue earned on the technology platform is recognized ratably over the period of the service agreement, which is generally twelve months.

Deferred revenue represents amounts billed to customers or payments received from customers prior to providing services and for which the related revenue recognition criteria have not been met.

Accounts Receivable, net

Trade accounts receivable represent obligations from the Company’s customer and are recorded net of allowances for cash discounts, doubtful accounts, and sales returns.

The Company’s policy is to reserve for uncollectible accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable. The Company periodically reviews its accounts receivable to determine whether an allowance for doubtful accounts is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Other factors that the Company considers include its existing contractual obligations, historical payment patterns of its customers and individual customer circumstances. Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The allowance for doubtful accounts at December 31, 2014 and 2013 amounted to $72,179 and $16,213, respectively.

Inventory

Inventory is stated at the lower of cost (first-in, first-out method) or market.

Allowances for obsolete inventory are provided based on historical experience of a variety of factors, including sales volume, product life and levels of inventory at the end of the period. Based upon the Company’s analysis, an allowance for obsolete inventory was not deemed necessary at December 31, 2014 and 2013.

Advances to Vendor

Advances to vendor represent advance payments required by the Company’s vendor prior to the shipment of products.

Property and Equipment, net

Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets, which typically range from three to seven years.

Estimated useful asset life by classification is as follows:

Years
Machinery and equipment	7
Computer software and hardware	3-5
Vehicles	5
Furniture and fixtures	7-15

8

BioHitech America, LLC

Notes to Financial Statements

December 31, 2014 and 2013

Upon retirement or sale, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operations. Maintenance and repairs are charged to expense as incurred and major replacements and betterments are capitalized.

Intangible Assets, net

Intangible assets represent developed technology and customer lists related to QTAGS, Inc. (see Note 5), a distribution agreement related to BioHitech Co. International (see Note 13) and website development costs, less accumulated amortization.

Long-Lived Assets

The Company periodically reviews the carrying values of its long-lived assets when events or changes in circumstances indicate that it is more likely than not that their carrying values may exceed their realizable values, and records impairment charges when considered necessary. When circumstances indicate that an impairment may have occurred, the Company tests such assets for recoverability by comparing the estimated undiscounted future cash flows expected to result from the use of such assets and their eventual disposition to their carrying amounts. In estimating these future cash flows, assets and liabilities are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows generated by other such groups. If the undiscounted future cash flows are less than the carrying amount of the asset, an impairment loss, measured as the excess of the carrying value of the asset over its estimated fair value, will be recognized. The cash flow estimates used in such calculations are based on estimates and assumptions, using all available information that management believes is reasonable. During the years ended December 31, 2014 and 2013, the Company noted no indicators of impairment.

Convertible Instruments

The Company reviews all of its convertible instruments for the existence of an embedded conversion feature which may require bifurcation, if certain criteria are met. These criteria include circumstances in which:

a)	The economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract,
b)	The hybrid instrument that embodies both the embedded derivative instrument and the host contract is not remeasured at fair value under otherwise applicable GAAP with changes in fair value reported in earnings as they occur, and
c)	A separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument subject to certain requirements (except for when the host instrument is deemed to be conventional).

A bifurcated derivative financial instrument is required to be recorded at fair value and adjusted to market at each reporting period end date.

Common Stock Purchase Warrants and Derivative Financial Instruments

The Company reviews any common stock purchase warrants and other freestanding derivative financial instruments at each balance sheet date and classifies them on the consolidated balance sheet as:

a)	Equity if they (i) require physical settlement or net-share settlement, or (ii) gives the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement), or
b)	Assets or liabilities if they (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the Company’s control), or (ii) give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement).

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BioHitech America, LLC

Notes to Financial Statements

December 31, 2014 and 2013

The Company assesses classification of its common stock purchase warrants and other freestanding derivatives at each reporting date to determine whether a change in classification between assets and liabilities is required.

Shipping Costs

Shipping and handling costs are recorded in cost of revenue and amounted to $71,347 and $36,874 for the years ended December 31, 2014 and 2013, respectively.

Advertising

The Company expenses advertising costs as incurred. For the years ended December 31, 2014 and 2013, advertising expense amounted to $51,903 and $8,644, respectively. Advertising costs are included in selling, general and administrative expenses in the accompanying statements of operations.

Sales Tax

The Company accounts for sales taxes imposed on its goods and services on a net basis.

Research and Development

All research and development costs incurred by the Company are expensed as incurred.

Income taxes

As a limited liability company, the Company is treated as a partnership for federal and state income tax purposes. Accordingly, no provision has been made for federal and state income taxes in the accompanying financial statements, since all items of income or loss are required to be reported on the income tax returns of the members, who are responsible for any taxes thereon.

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2014. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position over the next twelve months.

The Company may be subject to potential income tax examinations by federal or state authorities. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws.

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest as of December 31, 2014.

The unaudited pro-forma computation of income tax provision included in the statements of operations represents the tax effects that would have been reported had the Company been subject to U.S. federal and state income taxes as a corporation for all periods presented. The Company provided the pro-forma income tax disclosures presented in the accompanying statements of operations for the years ended December 31, 2014 and 2013 to illustrate what the Company’s net loss would have been had income tax benefit been provided for at an effective rate of 0% for both years. Pro forma taxes are based upon the statutory income tax rates and adjustments to income for estimated permanent differences occurring during each period. Actual rates and expenses could have differed had the Company actually been subject to U.S. federal and state income taxes for all periods presented. Therefore, the unaudited pro forma amounts are for informational purposes only and are intended to be indicative of the results of operations had the Company been subject to U.S. federal and state income taxes as a corporation for all periods presented.

Fair Value of Financial Instruments

Financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at cost, which management believes approximates fair value due to the short-term nature of these instruments. The fair value of the line of credit, promissory notes and capital lease obligations approximates their carrying amounts as a market rate of interest is attached to their repayment.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) ASU No. 2014-09, “Revenue from Contracts with Customers” (ASU 201-09). ASU 201-09 provides guidance for revenue recognition and affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets and supersedes the revenue recognition requirements in Topic 605, “Revenue Recognition,” and most industry-specific guidance. The core principle of ASU 2014-09 is the recognition of revenue when a company transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, companies will need to use more judgment and make more estimates than under the current guidance. These may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. ASU 2014-09, as amended, is effective for fiscal years beginning after December 15, 2017 and interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures). The Company is currently evaluating the method and impact the adoption of ASU 2014-09 will have on its financial statements and disclosures.

10

BioHitech America, LLC

Notes to Financial Statements

December 31, 2014 and 2013

In August 2014, the FASB issued ASU 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”). ASU 2014-15 provides guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and about related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. The amendments in ASU 2014-15 are effective for annual reporting periods ending after December 15, 2016, and for annual and interim periods thereafter. Early adoption is permitted. The Company will adopt the methodologies prescribed by ASU 2014-15 by the date required, and does not anticipate that the adoption of ASU 2014-15 will have a material effect on its financial position or results of operations.

In April 2015, the FASB issued ASU No. 2015-03, “Interest - Imputation of Interest” (“ASU 2015-03”). ASU 2015-03 simplifies the presentation of debt issuance costs by requiring that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts or premiums. The recognition and measurement guidance for debt issuance costs would not be affected by the amendments of ASU 2015-03. For public business entities, ASU 2015-03 is effective for financial statements issued for fiscal years beginning after December 31, 2015, and interim periods within those fiscal years. For all other entities, ASU 2015-03 is effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within fiscal years beginning after December 15, 2016. Early adoption is permitted for financial statements that have not been previously issued. The Company does not anticipate that the adoption of ASU 2015-03 will have a material effect on its financial position or results of operations.

Note 4 – Risk Concentrations

Credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable.

The Company minimizes credit risk associated with cash by periodically evaluating the credit quality of its primary financial institutions. At times, the Company’s cash may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limit. At December 31, 2014, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Concentrations of credit risk with respect to accounts receivables are limited due to the large number of customers comprising the Company’s customer base and generally short payment terms. The Company does not require collateral and performs credit checks as considered necessary.

Major customers

The following table shows significant concentrations in the Company’s revenues and accounts receivable for the periods indicated.

	Percentage of Revenue During the Year Ended
	December 31,
	2014	2013
Customer A	13%	5%
Customer B	3%	60%

11

BioHitech America, LLC

Notes to Financial Statements

December 31, 2014 and 2013

	Percentage of Accounts Receivable at
	December 31,
	2014	2013
Customer B	42%	10%
Customer AA	33%	2%
Customer BB	13%	-
Customer CC	2%	14%
Customer DD	-	12%

Vendor concentration

The following table shows significant concentrations in the Company’s cost of revenue and accounts payable for the periods indicated.

	Percentage of Cost of Revenue During the Year Ended
	December 31,
	2014	2013
Vendor A *	32%	56%
Vendor B	11%	4%
Vendor C	-	11%

	Percentage of Accounts Payable at
	December 31,
	2014	2013
Vendor A *	31%	20%
Vendor B	12%	20%

*	Vendor A represents BioHitech International (“BHI”), a related party to the Company, based upon the fact that the sole owner of BHI is also a member of the Company’s Board of Directors and owns 16% of the Company’s Class A Common Interests (see Note 13). Advances to BHI amounted to $44,700 and $118,350 at December 31, 2014 and 2013, respectively.

Note 5 – QTAG Acquisition

On October 4, 2013, the Company entered into an Assignment and Assumption Agreement (the “Agreement”) with QTAGS, INC. (“QTAG”), pursuant to which the Company purchased certain assets and assumed certain liabilities from QTAG in exchange for 4.0 Class A Common Interests of the Company. The acquisition was accounted for under the acquisition method of accounting. Accordingly, the acquired assets and assumed liabilities were recorded at their estimated fair values. The operating results of QTAG are included in the financial statements from the effective date of acquisition of October 4, 2013 and did not have a material impact for the year ended December 31, 2013.

12

BioHitech America, LLC

Notes to Financial Statements

December 31, 2014 and 2013

The allocation of the purchase price is summarized as follows:

Fair value of Class A Common Interests issued (4.0 Class A Common Interests)	$188,388

Allocated to:
Accounts receivable	$63,323
Accounts payable	(44,485)
Net assets acquired	18,838
Developed technology	139,000
Goodwill	30,550
$188,388

Management made the determination that the fair values of the assets acquired and liabilities assumed are approximately equal to their recorded cost. Developed technology is amortized on a straight-line basis over its expected useful life of three years. The unidentified excess of the purchase price over the net assets acquired has been recorded as goodwill. Goodwill arising from the acquisition mainly consists of the synergies expected to arise from the integration of QTAG’s mobile application services. The Company’s goodwill is not deductible for tax purposes. Goodwill is subject to a test for impairment on an annual basis or when events or changes in circumstances indicate that their carrying value may not be recoverable. Intangible assets are subject to a test for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Supplemental pro forma information has not been presented because the effect of this acquisition was not material to the Company’s financial results.

Concurrent with the acquisition of QTAG, the Company entered into a two-year employment agreement with Jeremy Konko, a former shareholder of QTAG, pursuant to which Mr. Konko would serve as the Company’s Director of Innovative Technologies. Thereafter, the agreement would renew automatically for one-year periods, unless either party gave written notice of intent to terminate at least 30 days prior to such termination. Mr. Konko’s base salary was $125,000 per year and he was eligible to receive commissions on sales, in accordance with a commission plan to be approved by the Company’s Board of Directors. In October 2014, Mr. Konko resigned from his position as the Company’s Director of Innovative Technologies.

In January, 2015, the Company decided to sell its QTAG operations in order to focus on developing its digester unit operations. The Company consummated the sale of its QTAG operations in May 2015 (see Note 18).

Note 6 – Accounts Receivable, net

Accounts receivable consists of the following:

	December31,
	2014	2013
Accounts receivable	$190,885	$191,129
Less: allowance for doubtful accounts	(72,179)	(16,213)
	$118,706	$174,916

Allowance for doubtful accounts activities are as follows:

	Year Ended December31,
	2014	2013
Balance at beginning of year	$16,213	$10,213
Provision for doubtful accounts	64,179	6,000
Amounts written off	(8,213)	-
Balance at end of year	$72,179	$16,213

13

BioHitech America, LLC

Notes to Financial Statements

December 31, 2014 and 2013

Note 7 – Inventory

Inventory, comprised of all finished goods, consists of the following:

	December31,
	2014	2013
Equipment	$65,098	$300,400
Parts and supplies	127,235	23,580
	$192,333	$323,980

Note 8 – Property and Equipment, net

Property and equipment consist of the following:

	December31,
	2014	2013
Machinery and equipment	$1,430,170	$1,124,021
Computer software and hardware	73,643	67,154
Furniture and fixtures	43,067	39,826
Vehicles	41,650	41,650
	1,588,530	1,272,651
Less: accumulated depreciation and amortization	(691,602)	(505,423)
	$896,928	$767,228

Depreciation and amortization expense amounted to $204,248 and $164,377 for the years ended December 31, 2014 and 2013, respectively, of which $186,578 and $148,158 related to machinery and equipment, respectively, is included in cost of sales.

Note 9 – Intangible Assets, net

	Useful Lives (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Life (Years)
December 31, 2014
Distribution agreements	10	$902,000	$(457,267)	$444,733	5
Developed technology	3	139,000	(57,916)	81,084	2
Website	3	27,661	(5,087)	22,574	2
Intangible assets, net		$1,068,661	$(520,270)	$548,391

	Useful Lives (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Life (Years)
December 31, 2013
Distribution agreement	10	$902,000	$(367,067)	$534,933	6
Developed technology	3	139,000	(11,583)	127,417	3
Intangible assets, net		$1,041,000	$(378,650)	$662,350

Amortization expense amounted to $141,620 and $101,783 for the years ended December 31, 2014 and 2013, respectively.

14

BioHitech America, LLC

Notes to Financial Statements

December 31, 2014 and 2013

Future annual estimated amortization expense is summarized as follows:

Year Ending December 31,
2015	$148,602
2016	132,747
2017	92,909
2018	90,200
2019	43,533
Thereafter	40,400
Total	$548,391

Note 10 – Line of Credit

The Company has a revolving line of credit with a bank which provides for aggregate borrowings of up to $2,500,000. The line of credit is due on demand and bears interest at Prime plus 3% (3.75% at December 31, 2014 and 2013). The line of credit is secured by the Company's assets and is personally guaranteed by certain members of the Company. The total amount outstanding at December 31, 2014 and 2013 was $2,455,713 and $2,423,409, respectively.

The line of credit also provides for letters of credit aggregating $250,000. As of December 31, 2014 and 2013, there were no outstanding letters of credit. The line of credit was amended on July 28, 2015 (see Note 18).

Note 11 – Long-Term Debt

Long-term debt consists of the following:

	December31,
	2014	2013
Note payable, $302 monthly installment payments, 4.98% annual interest, due March 2018, secured by vehicle	$10,355	$13,374
Note payable, $414 monthly installment payments, 0% annual interest, due March 2014, secured by vehicle	-	1,241
Note payable, $4,520 monthly installment payments, 0% annual interest, due March 2014, secured by inventory	-	13,229
Total	10,355	27,844
Less: current portion	3,186	17,502
Total long-term debt	$7,169	$10,342

Interest expense amounted to $941 and $3,894 for the years ended December 31, 2014 and 2013, respectively.

Principal payment requirements on long-term debt in each of the years subsequent to December 31, 2014 are as follows:

Year Ending December 31,
2015	$3,186
2016	3,348
2017	3,519
2018	302
Total principal payments	$10,355

15

BioHitech America, LLC

Notes to Financial Statements

December 31, 2014 and 2013

Note 12 – Related Party Transactions

Accounts payable – related parties

Amounts due to related parties totaling $107,743 and $25,794 at December 31, 2014 and 2013, respectively, are included in accounts payable in the accompanying balance sheets.

Convertible promissory notes – related parties

During October and November 2014, the Company entered into convertible promissory notes with certain members of the Company in the aggregate amount of $900,000 (the “Convertible Promissory Notes”). The Convertible Promissory Notes bear interest at 13% per annum and are due on the earlier of (a) a change of control (as defined in the Convertible Promissory Notes), (b) an event of default (as defined in the Convertible Promissory Notes), and (c) the two-year anniversary of the respective Convertible Promissory Notes. In the event that there is a Qualified Financing prior to the repayment of the Convertible Promissory Notes, the Convertible Promissory Notes will automatically be converted into equity interests of the Company on terms no less favorable to the lenders than the terms provided to the investors in connection with the Qualified Financing.

For purposes of the Convertible Promissory Notes, a Qualified Financing is defined as the first issuance of equity by the Company through which the Company receives gross proceeds of a minimum of $4,000,000 from one or more financial institutions or accredited investors.

The Convertible Promissory Notes contain a contingent beneficial conversion feature that is required to be measured using the commitment date stock price and recognized as an expense when the contingency is resolved. The terms of the contingent conversion option in the Convertible Promissory Notes do not permit the Company to compute the number of equity interests that the Convertible Promissory Note holders would receive if the contingent event occurs and the conversion price is adjusted. Accordingly, the Company must wait until the contingent event occurs to compute the number of shares that will issued pursuant to the conversion price and then recognize such amount as interest expense.

Interest expense related to the Convertible Promissory Notes amounted to $11,398 for the year ended December 31, 2014 and is recorded as a component of interest expense in the accompanying statement of operations. At December 31, 2014, amounts due under the Convertible Promissory Notes was $900,000.

Promissory note – related party

On June 25 2014, the Company entered into a secured promissory note with the Company’s Chief Executive Officer in the aggregate amount of $1,000,000 (the “Promissory Note”). The Promissory Note bears interest at 13% per annum and is due on the earlier of (a) a change of control (as defined in the Promissory Note), (b) an event of default (as defined in the Promissory Note), (c) the two-year anniversary of the Promissory Note, and (d) a Qualified Financing. For purposes of the Promissory Note, a Qualified Financing is defined as the first issuance of debt or equity by the Company through which the Company receives gross proceeds of a minimum of $1,500,000 from one or more financial institutions or accredited investors. The Promissory Note was amended in July 2015, see Note 18.

Interest expense related to the Promissory Note amounted to $67,914 for the year ended December 31, 2014 and is recorded as a component of interest expense in the accompanying statement of operations. At December 31, 2014, the amount due under the Promissory Note was $1,000,000.

Advance from related party

During September through December 2014, the Company’s Chief Executive Officer advanced the Company an aggregate of $192,000. The advances are bear interest at 13%, are unsecured and due on demand. As of December 31, 2014, the Company repaid $142,000 of such advances. Interest expense for the year ended December 31, 2014 amounted to $2,737. At December 31, 2014, the amount due to the related party amounted to $50,000. The advances were converted into promissory notes as part of the amendment to the Promissory Note in July 2015, see Note 18.

During 2013, the Company repaid advances from a related party of one of the Company's members in the amount of $261,563. The advances bore interest at 10%. Interest expense for the year ended December 31, 2013 amounted to $21,675.

During 2013, the Company repaid advances from a company owned by one of the Company's members in the amount of $250,000. The advances bore interest at 6%. Interest expense for the year ended December 31, 2013 $1,750.

Members’ loans payable

During 2013, the Company repaid previous outstanding member loans in the amount of $188,850, which bore interest at 10%. Interest expense for the year ended December 31, 2013 related to these loans amounted to $10,705.

Facility lease

The Company leases its corporate headquarters from BioHitech Realty LLC, a company owned by two members of the Company. The lease required base rental payments of $3,550 per month. The lease expired on October 31, 2014 and a new lease was signed in July 2015. Rent expense for the years ended December 31, 2014 and 2013 amounted to $42,600 and $44,362, respectively.

16

BioHitech America, LLC

Notes to Financial Statements

December 31, 2014 and 2013

Distribution Agreement

On October 23, 2012, the Company entered into an Exclusive License and Distribution Agreement (the “Distribution Agreement”) with BioHitech International (“BHI”), effective January 1, 2012. The Distribution Agreement superseded a prior exclusive license and distribution agreement entered into on May 6, 2011, which superseded agreements entered into on April 17, 2009 and May 7, 2007. BHI is the manufacturer of the EcoSafe digester unit. Pursuant to the Distribution Agreement, the Company was granted the exclusive right and license to sell, lease, license, import, distribute, market, advertise and otherwise promote the EcoSafe digester unit on a worldwide basis, subject to certain limitations, as prescribed in the Distribution Agreement. In return, the Company:

a.	issued Chun II Koh, the sole owner of BHI, 16% Class A Common Interests in the Company;
b.	provided Mr. Koh an annual draw of $150,000 per year for a minimum of five years;
c.	provided a commission agreement for 2.5% of the machine sale price (net of freight and installation) on all sales closed by Mr. Koh; and
d.	granted Mr. Koh one seat on the Company’s Board of Directors.

The Distribution Agreement initially was set to expire on October 23, 2017 and could be renewed by mutual agreement for successive five year periods. The Distribution Agreement was amended on August 30, 2013, pursuant to which term of the Distribution Agreement was extended to December 31, 2023 and Mr. Koh’s annual draw was increased to $200,000 per year, plus bonuses if additional sales targets are met.

The fair value of the Distribution Agreement was determined to be $202,000, based upon a valuation analysis. Fair value calculations are the responsibility of management, with the support from the Company’s consultants and which are approved by the Chief Executive Officer. The fair value of the Distribution Agreement was determined by the Company and was derived from a valuation using discounted cash flows under the Income Approach. Management selected the Income Approach based on the Company being an operating entity expected to generate future cash flows and the fact that any future sale or transaction is expected to be based on the Company’s future cash flow expectations. A discounted cash flow analysis was developed based on the Company’s projections, historical financial information and guideline company/industry growth and margin indications. The discount rate applied to the Company’s projections of 35% was based on the weighted average cost of capital. The Distribution Agreement is included in intangible assets in the accompanying balance sheet and is being amortized over its useful life of 10 years.

During the years ended December 31, 2014 and 2013, the Company paid Mr. Koh $200,000 and $162,500 in connection the Distribution Agreement.

Note 13 – Commitments and Contingencies

Employment agreements

The Company has employment agreements with three executives providing for aggregate base salaries of $575,000 expiring through October 2016. The agreements provide for automatic renewal terms of one year if the executive is still employed by the Company at the time of renewal. The agreements also provide for annual pay increases and bonuses at the discretion of the Board of Directors. No severance payments are provided for under these agreements.

Operating Leases

During 2013, the Company began leasing additional warehouse space under operating lease agreements expiring through June 30, 2015. Total rent expense for the years ended December 31, 2014 and 2013 was $39,200 and $25,000, respectively. Future minimum payments under the warehouse leases amounts to $16,480 for the year ending December 31, 2015.

Legal Matters

From time to time, the Company is involved in legal matters arising in the ordinary course of business. While the Company believes that such matters are currently not material, there can be no assurance that matters arising in the ordinary course of business for which the Company is, or could be, involved in litigation, will not have a material adverse effect on its business, financial condition or results of operations.

Note 14 – Members’ Deficiency

On November 13, 2014, the Company entered into a six month financial advisory and investment banking services agreement (the “Advisory Agreement”), pursuant to which Maxim Group LLC (“Maxim”) will act as the Company’s financial advisor and investment banker in connection with certain advisory services detailed in the Advisory Agreement. As consideration for Maxim’s services, the Company is required to pay Maxim a fee of $10,000 per month for the term of the Advisory Agreement. Additionally, the Company will issue Maxim shares representing 2.0% of the current fully diluted outstanding member interests of the Company as of November 13, 2014; provided, however, that 1.0% of such member interests shall be subject to a repurchase option until September 30, 2015, at a per share price of $0.001, which such repurchase option will immediately lapse on:

17

BioHitech America, LLC

Notes to Financial Statements

December 31, 2014 and 2013

(a)	the Company completing a sale of securities of the Company of not less than $3.0 million and completing a going public transaction or;
(b)	securing a private equity financing of greater than $5.0 million.

The repurchase option expired unexercised on September 30, 2015.

The Company issued Maxim 2.04 Class A Common Interests in connection with the Advisory Agreement. The Class A Common Interests were valued at $372,600 on the date of grant, based upon a valuation analysis and are recorded as advisory fees in the accompanying statement of operations as of December 31, 2014. The fair value of the Class A Common Interests was determined by the Company and was derived from a valuation using discounted cash flows under the Income Approach. Management selected the Income Approach based on the Company being an operating entity expected to generate future cash flows and the fact that any future sale or transaction is expected to be based on the Company’s future cash flow expectations. A discounted cash flow analysis was developed based on the Company’s projections, historical financial information and guideline company/industry growth and margin indications. The discount rate applied to the Company’s projections of 20% was based on the weighted average cost of capital.

As discussed in Note 5, on October 4, 2013, the Company issued 4.0 Class A Common Interests in connection with its acquisition of QTAG, valued at $188,388. The fair value of the Class A Common Interests was determined by the Company and was derived from a valuation using discounted cash flows under the Income Approach. Management selected the Income Approach based on the Company being an operating entity expected to generate future cash flows and the fact that any future sale or transaction is expected to be based on the Company’s future cash flow expectations. A discounted cash flow analysis was developed based on the Company’s projections, historical financial information and guideline company/industry growth and margin indications. The discount rate applied to the Company’s projections of 32% was based on the weighted average cost of capital.

In October 2013, the Company issued 2.0 Class A Common Interests to Barksdale Global Holdings, LLC (“Barksdale”) in connection with certain advisory and investment banking services provided by Barksdale. The Class A Common Interests were valued at $94,194 on the date of grant, based upon a valuation analysis (see above) and are recorded as advisory fees in the accompanying statement of operations as of December 31, 2013.

On October 4, 2013, pursuant to an employment agreement entered into by the Company with one of its executives, the Company issued the executive 3.0 Class A Common Interests. The Class A Common Interests were valued at $141,291 on the date of grant, based upon a valuation analysis (see above) and are recorded as compensation expense included in selling, general and administrative expenses in the accompanying statement of operations for the year ended December 31, 2013.

In October 2013, the Company sold an aggregate of 23.57 Class B Common Interests in a private placement offering for gross proceeds of $2,501,363. Barksdale acted as the Company’s placement agent for the offering and received a cash commission of $175,000. The Company also agreed to issue Barksdale warrants to purchase a number of Class B Common Interests of the Company equal to 7% of the aggregate number of Class B Common Interests issued as part of the private placement offering. The warrants are to have a five-year term and will be exercisable at a price equal to the price of the Class B Common Interests sold in the private placement offering. As of December 31, 2014, the warrant agreement had not been executed and the warrants had not been issued. The warrants were subsequently issued on June 30, 2015 (see Note 15). Total offering costs amounting to $322,273, inclusive of the value of the warrants to be issued to Barksdale, were charged to members’ deficiency upon completion of the private placement offering. Net proceeds, after the payment of commissions and other expenses of $308,091, amounted to $2,179,090. As of December 31, 2013, $500,000 of the proceeds from the private placement offering had not yet been received and, accordingly, were classified as stock subscriptions receivable in the accompanying balance sheet. The Company received the proceeds in February 2014.

Note 15 – Warrant Liability

As discussed above in Note 14, the Company agreed to issue Barksdale warrants to purchase a number of Class B Common Interests of the Company. The warrants were subsequently issued on June 30, 2015, whereby Barksdale was issued a warrant to purchase up to $140,000 of the Company’s Class B Common Interests, or 1.32 Class B Common Interests, on or before the expiration date of June 30, 2020. The warrant is exercisable during the period commencing upon the consummation of the Company’s next successive equity raise in which the Company receives gross proceeds of a minimum of $5.0 million (“Qualified Financing”). If the Company does not consummate a Qualified Financing prior to the expiration date, the warrant shall never be exercisable. Notwithstanding the forgoing, Barksdale may not exercise the warrant within 12 months of the consummation date of the merger with Swift Start (see Note 17). The Company estimated the fair value of the warrant on the measurement date to be $14,182 (or $10,744 per warrant) using a Black-Scholes option-pricing model with the following assumptions: (1) expected volatility of 50.24%, (2) risk-free interest rate of 1.42% and (3) expected life of five years. The fair value of the warrant has been recorded as a current liability in the accompanying balance sheet as of December 31, 2014 and 2013. The warrant liability is adjusted to fair value at the end of each reporting period with the change in value reported in the statement of operations. The Company will continue to adjust the warrant liability for changes in fair value until the date the warrants are issued, at which time they will be reclassified to members’ deficit.

18

BioHitech America, LLC

Notes to Financial Statements

December 31, 2014 and 2013

Note 16 – Machine Leasing

The Company is a lessor of EcoSafe digester units under operating lease agreements expiring through August 2020. Machine leasing income was $371,052 and $327,407 for the years ended December 31, 2014 and 2013, respectively. The minimum future estimated lease income to be received under these leases is as follows:

Year Ending December 31,
2015	$417,754
2016	345,460
2017	299,850
2018	169,960
2019	111,265
Thereafter	10,930
Total minimum lease income	$1,355,219

Machinery and equipment held for leasing consists of the following:

	December31,
	2014	2013
Machinery and equipment	$1,430,170	$1,124,021
Less: accumulated depreciation	(574,734)	(406,226)
	$855,436	$717,795

Note 17 – Fair Value Measurements

Financial instruments, including cash, accounts payable and accrued expenses, are carried at historical cost. Management believes that the recorded amounts approximate fair value due to the short-term nature of these instruments.

The Company measures the fair value of financial assets and liabilities based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. The Company uses three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities
Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable
Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

The following table presents a summary of fair value measurements for certain financial instruments measured at fair value on a recurring basis:

		December 31,
Financial Instrument	Level	2014	2013
Warrant liability	3	$140,821	$13,991

Level 3 liabilities are valued using unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the derivative liabilities. For fair value measurements categorized within Level 3 of the fair value hierarchy, the Company’s accounting and finance department, who report to the Chief Executive Officer, determine its valuation policies and procedures. The development and determination of the unobservable inputs for Level 3 fair value measurements and fair value calculations are the responsibility of the Company’s accounting and finance department and are approved by the Chief Executive Officer.

Level 3 Valuation Techniques:

Level 3 financial liabilities consist of warrant liabilities for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

The Company uses the Black-Scholes option pricing model to value Level 3 financial liabilities at inception and on subsequent valuation dates. This model incorporates transaction details such as the Company’s stock price, contractual terms, maturity, and risk free rates, as well as volatility.

19

BioHitech America, LLC

Notes to Financial Statements

December 31, 2014 and 2013

A significant decrease in the volatility or a significant decrease in the Company’s stock price, in isolation, would result in a significantly lower fair value measurement. Changes in the values of the derivative liabilities are recorded in “change in fair value of warrant liability” in the Company’s statements of operations.

As of December 31, 2014 and 2013, there were no transfers in or out of Level 3 from other levels in the fair value hierarchy.

The warrant liability was valued using the Black-Scholes option pricing model and the following assumptions on the following dates:

	December 31,
	2014	2013
Exercise price	$106,060	$106,060
Market price	$182,585	$47,097
Expected life	5 years	5 years
Risk-free interest rate	1.65%	1.75%
Dividend yield	0.00%	0.00%
Volatility	46.56%	49.46%

The Company increased the warrant liability by $126,830 to reflect the change in the fair value of the warrant instruments for the year ended December 31, 2014. The following table sets forth a summary of the changes in the fair value of the Level 3 financial liabilities that are measured at fair value on a recurring basis:

Balance – January 1, 2013	$-
Initial warrant valuation	(14,182)
Decrease in net value of warrant liability	191
Balance – December 31, 2013	$(13,991)
Increase in net value of warrant liability	(126,830)
Balance – December 31, 2014	$(140,821)

Note 18 – Subsequent Events

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the financial statements were available to be issued. Any material events that occur between the balance sheet date and the date that the financial statements were available for issuance are disclosed as subsequent events, while the financial statements are adjusted to reflect any conditions that existed at the balance sheet date. Based upon this review, except as discussed below, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the financial statements.

Convertible Promissory Note

In February 2015, the Company entered into an additional $500,000 Convertible Promissory Note, with the same terms as those described in Note 12.

Senior Convertible Promissory Notes – Related Parties

During May through July 2015, the Company entered into senior convertible promissory notes in the aggregate amount of $800,000 (the “Senior Convertible Promissory Notes”). The Senior Convertible Promissory Notes bear interest at 9% per annum and are due on the earlier of (a) the two-year anniversary of the respective Senior Convertible Promissory Notes and (b) the consummation of a Qualified Financing (as defined below). In the event that there is a Qualified Financing prior to the two year anniversary of the Senior Convertible Promissory Notes, (a) the outstanding principal will be automatically converted into equity interests of the Company based upon a valuation equal to the Closing Price (as defined below); and (b) all accrued and unpaid interest will be payable either in cash or equity interests of the Company based upon a valuation equal to the Closing Price, as determined by the Company in its sole discretion.

20

BioHitech America, LLC

Notes to Financial Statements

December 31, 2014 and 2013

For purposes of the Senior Convertible Promissory Notes, (a) a Qualified Financing is defined as the first issuance of equity by the Company through which the Company receives gross proceeds of a minimum of $5,000,000 from one or more financial institutions or accredited investors and (b) the Closing Price means an amount equal to 90% of the agreed upon value of the Company’s equity interest in connection with the Qualified Financing.

In the event that a Qualified Financing is not consummated prior to the two-year anniversary of the Senior Convertible Promissory Notes, then at the option of the holder, the entire principal and accrued interest will either be (a) immediately due and payable in cash by the Company, or (b) converted into equity interest of the Company based upon a valuation of the Company equal to $30,000,000.

In addition, should a merger between the Company and a certain target (as defined in the Senior Convertible Promissory Notes) occur prior to the conversion of the Senior Convertible Promissory Notes, then upon conversion, the holder will receive equity interests in the surviving entity of the merger based upon the rate of exchange applied to the Company’s equity interests as a result of the merger. If the merger does not occur prior to the conversion of the Senior Convertible Promissory Notes, ten upon conversion, the holder will receive equity interests in the Company.

In connection with the Senior Convertible Promissory Notes, the holders will also be issued a five-year warrant to purchase equity interests of the Company valued at 10% of the dollar amount of the Senior Convertible Promissory Notes. If a Qualified Financing occurs prior to the expiration date of such warrants, then the exercise price of the warrants will be equal to 120% of the Closing Price. If a Qualified Financing does not occur prior to the expiration date of the warrants, then the warrants will be deemed null and void and will expire worthless.

Sale of QTAG

On May 29, 2015, the Company consummated the sale of its QTAG operations to CBI Mobile (Bahamas) Ltd. (“CBI Mobile”) for an aggregate sales price of $290,000 plus certain accounts receivable, less certain deferred revenue. CBI Mobile also acquired the developed technology, customer and client contracts and customer lists associated with QTAG. Included in the sale of QTAG CBI Mobile is to pay the Company $75,000 cash at closing, and the balance in the form of a promissory note.

Promissory Note

On July 17, 2015, the Company entered into a promissory note in the aggregate amount of $100,000. The promissory note bears interest at 7.5% per annum and is due on July 15, 2016.

Amendment to Line of Credit

On July 28, 2015, the Company amended its line of credit agreement with its bank in anticipation of its pending Merger with Swift Start (as discussed below). Pursuant to the amendment, the bank consented to the Merger, such that the Merger would not constitute an event of default under the line of credit agreement. In addition, the bank released the pledge of membership interests in the Company granted by certain members of the Company. All other terms and conditions of the line of credit agreement remained the same.

Amended Promissory Note – related party

On July 31, 2015, the Company entered into a Second and Amended Restated Secured Promissory Note with the Company’s Chief Executive Officer in the aggregate amount of $1,750,000 (the “Amended Promissory Note”). The Amended Promissory Note replaces and supersedes the June 25, 2014 Promissory Note. The Amended Promissory Note bears interest at 13% per annum and is due on the earlier of (a) a change of control (as defined in the Amended Promissory Note), (b) an event of default (as defined in the Amended Promissory Note), (c) the two-year anniversary of the Amended Promissory Note, and (d) a Qualified Financing. For purposes of the Amended Promissory Note, a Qualified Financing is defined as the first issuance of debt or equity by the Company through which the Company receives gross proceeds of a minimum of $6,000,000 from one or more financial institutions or accredited investors. In connection with the Amended Promissory Note, advances in the total amount of $505,000 were converted into and included in the promissory notes.

Merger Agreement

On August 6, 2015, the Company entered into an Agreement of Merger and Plan of Reorganization with Swift Start Corp. (‘Swift Start”) and Biohitech Global, Inc. (“Biohitech Global”), pursuant to which BioHitech Global merged with and into the Company in a reverse merger (the “Merger’), with the Company surviving as a wholly-owned subsidiary of Swift Start. As consideration for the Merger, Swift Start issued the shareholders of the Company an aggregate of 6,975,000 shares of its common stock, par value $0.0001 per share, in accordance with their pro rata ownership of the Company’s membership interests. In connection with the Merger, Swift Start retired and canceled an aggregate of 8,515,000 shares of its common stock. Following the consummation of the Merger, the issuance of the 6,975,000 shares of common stock to the Company and the retirement of the 8,515,000 shares of common stock, Swift Start had 7,500,000 shares of common stock issued and outstanding, with the Company beneficially owning approximately 93% of such issued and outstanding shares of common stock.

21

BioHitech America, LLC

Notes to Financial Statements

December 31, 2014 and 2013

In addition, on August 6, 2015, Swift Start amended its Certificate of Incorporation to (i) change its name to BioHitech Global, Inc. and (ii) to amend the number of its authorized shares of capital stock from 200,000,000 to 30,000,000 shares, of which 20,000,000 shares were designated common stock, par value $0.0001 per share and 10,000,000 shares were designated “blank check” preferred stock, par value $0.0001 per share.

22